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[LOGO OF HFI APPEARS HERE]                    CHANGE IN PARTICIPANT IN PROGRAM

Hampshire Funding, Inc., One Granite Place, P.O. Box 2005, Concord, NH 03302

Change of Participant in Hampshire Funding Program No. _______________ Established By Agency Agreement and Limited Power of Attorney dated _______________ and with a maturity date of _______________.

By signing below, and subject to the agreement of Hampshire Funding, Inc. I
(we), ___________, the Assignor(s), do hereby assign, transfer and set over all my (our) right, title and interest in Hampshire Funding Program (The Program) No._________________ established pursuant to the above Agency Agreement, to
________________________________________________________________________________
__________, the Assignee(s), who by signing below does hereby accept said assignment and the terms set forth below. I (we), the Assignor(s), specifically assign, transfer and set over all my (our) right, title and interest in all mutual fund shares held as collateral security for said Program and authorize Hampshire Funding, Inc. to register such shares in the name of Hampshire Funding, Inc. C/F _________________ (Assignee(s)), such shares being currently registered in Hampshire Funding, Inc.'s name as custodian for me (us), the Assignor(s).

The Assignee(s) hereby (1) acknowledges receipt of a copy of Hampshire Funding, Inc.'s Prospectus (the Prospectus) and the aforesaid Agency Agreement, (2) adopts and agrees to each and every term of the Agency Agreement, and (3) appoints Hampshire Funding, Inc. as his attorney-in-fact to perform all the functions described therein including but not limited to the pledging of all shares in the Account, and authorizes Hampshire Funding, Inc. to continue advances of monies for premiums for the insurance policies included in said Program, and does hereby accept as his own, the obligation to repay the Account Indebtedness as defined in the Agency Agreement, whether incurred under it before or after this date.

The Assignee(s) understands that all transactions governing the Program will be governed by the terms of said Agency Agreement and the Prospectus and both Assignor(s) and Assignee(s) fully understand that said Program and the Agency Agreement shall terminate and the Account Indebtedness be repaid immediately, should the Assignee(s) not qualify for the Program. In that event, the remaining shares following repayment of the Account Indebtedness shall be reregistered in the name of the Assignee(s).

The Assignee(s) further acknowledge receipt of the Disclosure Statement required by Federal Reserve Board Regulation Z, which is made by Hampshire Funding, Inc. with respect to any sums borrowed pursuant to said Agency Agreement. The figures below assume actual advances, accrued interest and administrative fees from the inception of the Program to date and future advances made at the current interest rate, which

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is a variable rate, and for the current administrative fee, which is assumed to be financed unless otherwise indicated. The figures do not include charges incurred for special services due to modification of the Program. The Disclosure Statement assumes the Program will be in full force and effect until the date ten years from the due date of the initial premium advanced under said Program, at which time the full amount of the loan (Account Indebtedness) will be repaid.

If premiums of a variable or dynamic life insurance policy are paid under the Program, the amount and timing of payments are assumed to follow the recommended payment schedule for the policy's current interest rate, which is provided by the appropriate insurance company. These figures may change over the life of the Program, depending upon deviations from the payment schedule, changes in the policy's interest rate, which is variable, and the policy's face amount.

1. Amount Financed, the amount of credit provided to you on your behalf $__________.

2.  FINANCE CHARGE, the dollar amount the credit will cost you
$____________________.

3. Total of Payments, the amount you will have paid when you have repaid the loan $___________________.

4. ANNUAL PERCENTAGE RATE, the cost of your credit as a yearly rate. Excluding annual administrative fee _______________%. Including annual administrative fee _________%.

You have the right to receive a written itemization of the Amount Financed. Do you desire an itemization? __Yes __No

DEFAULT CHARGE: There are no default, delinquency or collection charges. Reasonable fees will be charged for special services such as loan reductions, protested checks, changes in frequency of advances, changes from one mutual fund account to another, redemption of mutual fund shares, and others.

PREPAYMENT: A termination fee and liquidation charges will be imposed if the Account Indebtedness is prepaid in full; reasonable fees also will be charged if the loan balance is reduced. Refer to the terms of the Agency Agreement and the Prospectus which is current at the time of termination or payment of Account Indebtedness for information regarding these fees and charges and relating to default, your obligation to maintain adequate security, the right of Hampshire Funding, Inc. to terminate the Program and require repayment of the Account Indebtedness and any other transaction charges which may have been incurred.

Form 4-0858 Ed. 3/94       Page 1 of 2

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VARIABLE RATE: The Annual Percentage Rate may increase or decrease during the term of this transaction at the discretion of Hampshire Funding, Inc. Any change in the interest rate made by the Company will become effective immediately without prior notice to the Participants. The nominal interest rate will in no event be less than 6% per annum nor exceed 3 percentage points above the prime or base rate as quoted in the Wall Street Journal. An increase in the rate will mean a larger amount will be due upon termination of the Program; additional collateral may be required in accordance with the Margin Requirements of the Company. For example, if the nominal interest rate on the premium advances was increased by 1% from the current rate, the Total of Payments including the administrative fee would be _____________ with an Annual Percentage Rate of _____________ % rather than the figures shown above. See the current Prospectus for further details relating to the Margin Requirements.

SECURITY: The Account Indebtedness is secured by the pledge of the Participant's shares, as described in the Agency Agreement and the current prospectus.

CREDIT INSURANCE: Credit life and disability insurance are not required to obtain credit.

I (WE), THE ASSIGNEE(S), ACKNOWLEDGE, PRIOR TO THE FIRST PREMIUM ADVANCE MADE FOLLOWING CHANGE OF PARTICIPANT, RECEIPT OF A COPY OF ALL APPLICABLE PROSPECTUSES, THE AGENCY AGREEMENT AND THIS ASSIGNMENT CONTAINING THE DISCLOSURES REQUIRED BY FEDERAL LAW. I (WE) UNDERSTAND THAT I (WE) WILL RECEIVE AN EXECUTED COPY OF THIS ASSIGNMENT AFTER IT HAS BEEN COUNTERSIGNED BY THE COMPANY.

Assignor (1) Signs X     Street     Town       State      Zip    Date
Assignor (2) Signs X     Street     Town       State      Zip    Date
Assignee (1) Signs X     Street     Town       State      Zip    Date
Assignee (2) Signs X     Street     Town       State      Zip    Date

HAMPSHIRE FUNDING, INC. hereby accepts and agrees to act under said Agency Agreement and under the terms of this Agreement.
By:             Date:

HAMPSHIRE FUNDING, INC. P.O. BOX 2005 CONCORD, NEW HAMPSHIRE 03302

RETURN ALL COPIES TO HOME OFFICE

Form 4-0858 Ed. 3/94       Page 2 of 2

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